UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
 the Securities Exchange Act of 1934 (Amendment No.          )

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NU SKIN ENTERPRISES, INC.
(Name of Registrant as Specified In Its Charter)

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NU SKIN ENTERPRISES, INC.
ADDITIONAL SOLICITING MATERIALS
DATED APRIL 25, 2017
FOR
ANNUAL MEETING OF STOCKHOLDERS
 TO BE HELD ON MAY 11, 2017

As previously disclosed, M. Truman Hunt stepped down as the Chief Executive Officer and President of Nu Skin Enterprises, Inc. (the "Company") as of March 7, 2017 because he has accepted a three-year leadership assignment for The Church of Jesus Christ of Latter-day Saints. It is expected that Mr. Hunt will remain in active employment with the Company through June 30, 2017 to ensure a smooth transition, including service as the Vice Chairman of the Company's Board of Directors.
The Company's proxy statement that was filed with the Securities and Exchange Commission on March 17, 2017 (the "Proxy Statement") stated that the terms of a leave of absence were being determined. On April 24, 2017, the Company entered into a Leave of Absence Agreement (the "Agreement") with Mr. Hunt.
The Agreement includes the following terms:
Term of the Leave of Absence: The leave of absence will begin on July 1, 2017 and will terminate on September 30, 2020 unless terminated earlier by either party.
Obligations for the full term of the Agreement: During the leave of absence, Mr. Hunt will be subject to non-competition and non-solicitation covenants set forth in the Agreement, and he authorizes the Company to use his name and likeness. He also fully releases the Company from any and all claims. In exchange for Mr. Hunt's obligations and release, Mr. Hunt will be eligible to continue his health insurance benefits, and the Company will continue to provide term life insurance and a Company product allowance to Mr. Hunt.
Compensation for 2017 Service Period: The Agreement provides for certain compensation for the first half of 2017 because Mr. Hunt is actively providing service to the Company during that time.
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Pro-rata cash incentive awards: Mr. Hunt will participate in the Company's executive cash incentive program for the second quarter of 2017 and for the 2017 annual incentive period (with any payment earned subject to the original performance requirements), except that any payment earned for the 2017 annual incentive period will be reduced by 50% to reflect that Mr. Hunt is only providing service for half of such period.

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Equity awards: Although the Executive Compensation Committee has discretion to treat a leave of absence as a continuation of service to the Company, thereby allowing equity awards to remain outstanding and to continue to vest, the Executive Compensation Committee determined not to exercise such discretion. As a result, the Agreement generally treats Mr. Hunt's equity awards under those awards' voluntary termination provisions, with one exception noted in the third sub-bullet point below. The Agreement does not accelerate vesting of any equity awards.

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o
Unvested time-based stock options: All unvested time-based stock options will immediately terminate at the end of Mr. Hunt's active employment, consistent with the awards' original terms for termination of continuous service. As a result of this provision, Mr. Hunt will forfeit a total of 405,200 time-based stock options having a total grant date fair value of $4,964,858.

As explained further in the Proxy Statement, the Company implemented a three-year executive compensation program in 2016 and frontloaded a relatively high proportion of time-based stock options under the program into 2016 to provide a motivation and retention incentive to its executive officers. Because Mr. Hunt is taking a leave of absence, he will forfeit the unvested portion of these options. Specifically, he was granted 486,600 time-based stock options with a grant date fair value of $5,445,054 in March 2016. In February 2017, 121,650 of these options vested. The remaining 364,950 options, which have a grant date fair value of $4,083,791, will be forfeited under the Agreement. The Company views this significant forfeiture as consistent with the retention-based rationale of the original 2016 grant; the forfeiture is to recognize that the requisite service will not be provided to earn this frontloaded option award while Mr. Hunt takes his leave of absence. The Agreement does not provide any reversal of any of the forfeitures if Mr. Hunt's service resumes following the leave of absence.
o	Vested stock options: After the end of Mr. Hunt's active employment, all vested stock options will terminate in accordance with the awards' original terms for termination of continuous service.
o
Unvested performance-based equity awards: All unvested performance-based equity awards will immediately terminate at the end of Mr. Hunt's active employment, except that the performance-based stock options granted in March 2016 and contingent on 2017 adjusted earnings per share performance will remain eligible for vesting based on actual 2017 performance against the original performance goals, with any amount that vests reduced by 50% to reflect that Mr. Hunt is only providing active service for half of the 2017 performance period. This award is the sole equity award that the Agreement modifies, and it will continue to be subject to the original performance goals and vesting date. The rationale for the modification is that Mr. Hunt, as the Company's CEO and Vice Chairman through the first half of 2017, played an integral role in whether the 2017 adjusted earnings per share goal is achieved based on his strategic input and leadership.

Mr. Hunt will forfeit a total of 187,950 performance-based stock options and 17,367 performance-based restricted stock units, with a total grant date fair value of $3,593,991. As required by SEC rules, this grant date fair value was included in total compensation amounts in our Summary Compensation Tables for the respective years in which the grants were made even though it will be forfeited because SEC rules require disclosure based on the awards' grant date fair value rather than on the value actually earned.

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Mr. Hunt's 2016 total compensation disclosed in the Proxy Statement's Summary Compensation Table was $10,276,771. Taking into account the forfeitures in the Agreement, this amount is reduced by $5,569,718, which is more than 50%, illustrated as follows:
Disclosed 2016 total compensation		$10,276,771
Forfeited portion of March 2016 time-based stock options	(4,083,791)
March 2016 performance-based stock options:
Above-target 2016 tranche(1)	19,404
Forfeited portion of 2017 tranche(2)	(491,241)
Forfeited 2018 tranche	(1,014,090)
Net forfeitures		(5,569,718)
Adjusted 2016 total compensation(3)		$4,707,053

(1)
Mr. Hunt's disclosed 2016 total compensation includes the grant date fair value of the 2016 tranche assuming performance at the target level. Based on the Company's actual performance during 2016, this tranche vested slightly above target, at 102%. This row represents the incremental 2% that was earned for performance against the 2016 adjusted earnings per share goal.

(2)
Reflects the grant date fair value, assuming performance at the target level, of the 50% of the 2017 tranche that will not be eligible for vesting due to the fact that Mr. Hunt is only providing active service for half of 2017.

(3)
Consists of salary ($1,130,006), holiday and years-of-service bonuses ($51,417) (calculated in the same manner as for all corporate employees), cash incentive bonus earned and already paid for 2016 actual performance ($529,292) and "all other compensation" ($154,240), all as previously reported in the Proxy Statement, plus the grant date fair values of the following awards: March 2016 time-based stock options that have already vested pursuant to the original vesting schedule ($1,361,263), the earned amount of March 2016 performance-based stock options that were contingent on 2016 adjusted earnings per share ($989,594) and the continuing 50% of the March 2016 performance-based stock options that are contingent on 2017 adjusted earnings per share ($491,241).

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